UHY Malaysia (AF1411)
(formerly known as UHY)
Chartered Accountants
Suite 11.05, Level 11
The Gardens South Tower
Mid Valley City
Lingkaran Syed Putra
59200 Kuala Lumpur

Phone +60 3 2279 3088
Fax +60 3 2279 3099
Email uhykl@uhy.com.my
Web www.uhy.com.my

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 3 to the Registration Statement on Form F-1 under the Securities Act of 1933, as amended (File No. 333-282155), of our report dated 31 May 2024, with respect to the financial statements of EMP Solution Sdn. Bhd. for the financial years then ended 31 December 2022 and 31 December 2023 and our report dated 7 October 2024 on review of interim financial information for the financial period ended 30 June 2024. We also consent to the reference to our firm under the heading "Experts" in such Registration Statements.

UHY Malaysia
Firm Number: AF 1411
Chartered Accountants

Kuala Lumpur, Malaysia
10 December 2024